[Date]
[CONSOL Energy Inc. Letterhead]
[Address]

Re: Acknowledgement Regarding 2013 CONSOL Stock Unit Award
Dear [Employee Name]:
In connection with the closing of the Murray Energy transaction, the Compensation Committee of the Board of Directors (the "Committee") of CONSOL Energy Inc. reviewed the terms and conditions of the CONSOL Stock Unit awards (the "CSUs") granted under the Equity Incentive Plan on January 28, 2013 with a performance period of January 1, 2013 through December 31, 2015 (the "Performance Period").
The CSUs generally provided that if (i) CONSOL’s average closing stock price (as determined in accordance with the CSU program) at the end of the Performance Period (the "Ending Stock Price") equaled or exceeded 50% of the Company’s average closing stock (as determined in accordance with the CSU program) at the beginning of the Performance Period (the "Beginning Stock Price") and (ii) CONSOL’s return on average capital employed ("ROCE") for the Performance Period is at least 80% of an ROCE target for such Performance Period, as adjusted, then payout of each CSU award would be determined in accordance with the following formula:
CSUs      x     Stock Price at End of Performance Period
(Target) Stock Price at Beginning of Performance Period
In connection with the Committee’s review of the CSUs, the Committee determined and approved a modification to all CSU awards, including yours, which provides that, for the CSU awards to be deemed earned and payable, the Ending Stock Price must equal or exceed the Beginning Stock Price.
Please execute this letter in acknowledgement and acceptance of the foregoing modification to your CSU award and return it to Sue Modispacher by April 1, 2014.
Sincerely,

[_________________]
ACCEPTED AND AGREED BY:
_______________________________________________
[Insert Name]

Dated: February __, 2014